Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
TEAM, INC. REPORTS THIRD QUARTER 2023 RESULTS

SUGAR LAND, TX – November 9, 2023 – Team, Inc. (NYSE: TISI) (“TEAM” or the “Company”), a global, leading provider of specialty industrial services offering clients access to a full suite of conventional, specialized, and proprietary mechanical, heat-treating, and inspection services, today reported its financial results for the third quarter ended September 30, 2023.

Third Quarter 2023 Highlights1:

•Reported total revenues of $206.7 million.
•Grew gross margin to 25.5% of revenue or $52.8 million.
•Decreased net loss from continuing operations to $12.1 million, a 54.4% improvement over the 2022 third quarter net loss from continuing operations of $26.6 million.
•Grew consolidated Adjusted EBITDA2 to $11.1 million (5.4% of consolidated revenue), up from $10.6 million (4.9% of consolidated revenue) in the 2022 third quarter.
•Reduced ongoing cash selling, general and administrative expenses by 7.6% or $3.7 million compared to the 2022 period.
•Repaid the Company’s remaining $41.2 million of convertible notes with proceeds from the previously announced June 2023 refinancing transaction.

1. Unless otherwise specified, the financial information and discussion in this earnings release is based on the Company’s continuing operations (IHT and MS segments as defined below) and excludes results of its discontinued operations (Quest Integrity).

2. See the accompanying reconciliation of non-GAAP financial measures at the end of this press release.

“For the third quarter, we grew Adjusted EBITDA to $11.1 million and expanded our Adjusted EBITDA margin to 5.4%, both improvements over the 2022 period,” said Keith D. Tucker, TEAM’s Chief Executive Officer. “We achieved this improvement despite lower revenue in our Inspection and Heat Treating and Mechanical Services segments resulting from turnaround activity and other project work shifting into the fourth quarter. These margin improvements clearly demonstrate the tangible progress made to date in our ongoing program to improve TEAM’s financial and operational performance through targeted cost actions while maintaining best in class safety and service quality. We are focused on building a sustainable and profitable TEAM capable of continuing to deliver strong operational and financial results as we have thus far in 2023.”

“During the third quarter, we implemented various cost reductions that we expect will result in savings of between $11 million to $13 million per annum, with the full benefit from those actions starting in the fourth quarter of 2023. These expected savings are in addition to the meaningful reductions implemented earlier in 2023, and we have identified additional actions we believe will have a significant impact starting in the first quarter of 2024. As we continue to optimize our cost structure, we are also refining our commercial strategy with an eye towards profitably growing our existing business while also diversifying into new adjacent end markets.”

“Turning to the fourth quarter, we are initially experiencing stronger activity levels in both segments in October versus the prior year and remain enthusiastic about our prospects for the full year. We are also taking steps to manage the impact to our results of the seasonal slowdown in activity that typically begins in mid-November and continues through January by identifying further opportunities to improve efficiency and margins to drive better profitability during the shoulder season,” said Tucker.

“During the last eighteen months, our focus has been on the continued execution of various operational and financial initiatives necessary to strengthen the balance sheet and position TEAM for improved financial performance. To further support those efforts, we are leveraging the skills and experience of our Executive Chairman Michael Caliel, who will primarily focus on the design and execution of our long-term strategic and commercial plan to profitably grow the business. Mike’s support will allow our leadership team to remain focused on the operational and financial improvement initiatives we have identified, and his expertise and close relationship with both management and the Board will help refine our long-term strategic plans and optimize our global portfolio of businesses to further unlock the intrinsic value of TEAM,” concluded Tucker.

Financial Results

On November 1, 2022, the Company closed the sale of its Quest Integrity business. Financial information, performance metrics and discussions for comparative period 2022 are based on the Company’s continuing operations (Inspection and Heat Treating (“IHT”) and Mechanical Services (“MS”) segments) and exclude results of discontinued operations (“Quest Integrity”) except where stated otherwise.

Third quarter 2023 revenues were down $11.6 million to $206.7 million as compared to $218.3 million in the prior-year quarter, primarily due to lower activity in nested and turnaround services in the IHT segment and lower activity levels in repair and maintenance work across the MS segment. In the third quarter of 2023, consolidated gross margin was $52.8 million, or 25.5% of revenue, compared with $56.0 million, or 25.7%, in the same quarter a year ago. Gross margin was positively impacted by lower indirect costs as a percent of revenue attributable to the Company’s ongoing expense reduction program, which partially offset the impact of lower revenue.

Selling, general and administrative expenses for the third quarter were down $3.7 million, or 6.4% from the third quarter of 2022 to $54.0 million, mainly due to savings from the Company’s ongoing cost reduction efforts and lower legal costs. Our ongoing cash selling, general and administrative expenses, which exclude expenses not representative of the Company’s ongoing operations as well as depreciation and amortization and share-based compensation expense, declined by $3.7 million versus the 2022 period and $1.7 million versus the second quarter of 2023.

Net loss from continuing operations in the third quarter of 2023 was $12.1 million ($2.78 loss per share) compared to a net loss from continuing operations of $26.6 million ($6.16 loss per share) in the third quarter of 2022. The Company’s adjusted measure of net income/loss, consolidated Adjusted EBIT, a non-GAAP financial measure, was income of $1.5 million in the third quarter of 2023 compared to $1.0 million in the prior year’s comparable quarter. Consolidated Adjusted EBITDA, a non-GAAP financial measure, was $11.1 million for the third quarter of 2023 compared to $10.6 million for the prior year quarter, with the improvement driven by the factors noted above.

Adjusted Net Loss, consolidated Adjusted EBIT, and consolidated Adjusted EBITDA are non-GAAP financial measures that exclude certain items that are not indicative of TEAM’s ongoing operations. A reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measures is presented at the end of this earnings release.

Segment Results

The following table illustrates the composition of the Company’s revenue and operating income (loss) by segment for the quarter ended September 30, 2023 and 2022 (in thousands):

TEAM, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(unaudited, in thousands)

	Three Months Ended September 30,		Better (Worse)
	2023	2022	$	%
Revenues
IHT	$103,857	$110,312	$(6,455)	(5.9)%
MS	102,858	108,027	(5,169)	(4.8)%
	$206,715	$218,339	$(11,624)	(5.3)%

Operating income (loss)
IHT	$6,412	$7,390	$(978)	(13.2)%
MS	6,482	7,655	(1,173)	(15.3)%
Corporate and shared support services	(14,152)	(16,774)	2,622	15.6%
	$(1,258)	$(1,729)	$471	27.2%

Revenues. IHT revenues decreased by $6.4 million or 5.9%, primarily due to lower activity in nested and turnaround services that resulted in a $4.3 million decrease in IHT U.S. revenue and a $2.8 million decrease in IHT Canada revenue, partially offset by a $0.7 million increase in revenue from other international regions. MS revenue decreased by $5.2 million or 4.8%, driven by lower activity in repair and maintenance work in the U.S. that resulted in a $5.6 million or 8.4% decrease in MS U.S. revenue, and a $3.3 million decrease in MS Canada revenue due to less project work in the current period, partially offset by a $3.7 million revenue increase in other international regions.

Operating income (loss). IHT operating income decreased by $1.0 million due to lower activity in several regions, partially offset by improved direct margins resulting from cost reductions in the U.S. and Canada. MS operating income decreased by $1.1 million as compared to the prior year quarter, driven by declines in our Canada operations and domestic valve business, partially offset by savings in our overhead costs that drove higher operating income from our U.S. and other international operations. Corporate operating loss decreased by $2.6 million due to lower legal costs in the current quarter compared to the prior year quarter and lower overall costs due to the Company’s ongoing cost reduction efforts.

TEAM, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(unaudited, in thousands)

	Nine Months Ended September 30,		Better (Worse)
	2023	2022	$	%
Revenues
IHT	$322,426	$320,033	$2,393	0.7%
MS	326,058	308,884	17,174	5.6%
	$648,484	$628,917	$19,567	3.1%

Operating income (loss)
IHT	$17,683	$13,038	$4,645	35.6%
MS	22,395	15,152	7,243	47.8%
Corporate and shared support services	(44,486)	(63,119)	18,633	29.5%
	$(4,408)	$(34,929)	$30,521	87.4%

Revenues. IHT revenues increased by $2.4 million or 0.7%, primarily driven by an increase of $9.4 million in U.S. revenue due to higher callout and turnaround activity and an increase of $3.0 million in revenue from other international regions, partially offset by a $10.0 million revenue decrease in Canada due to non-recurring turnaround/project work in the 2022 period. MS revenue increased by $17.2 million or 5.6%, consisting of a $4.0 million increase in the U.S. market, primarily attributable to higher activity in callout, hot tapping and leak repair services, and a $13.0 million increase in other international regions attributable to higher turnaround activity, leak repair services and product sales.

Operating income (loss). IHT operating income increased by $4.6 million or 35.6%, driven by higher activity in the U.S. and reductions in indirect and SG&A costs in the US and Canada. MS operating income increased by $7.2 million as compared to the prior year period. Operating income from the U.S., other international and Canada regions increased by $3.7 million, $2.3 million, and $1.2 million, respectively, driven by higher activity and improved margins. Corporate operating loss decreased by $18.6 million due to lower professional fees, lower legal and severance cost in the current year period as compared to the prior year period and lower overall costs due to the Company’s ongoing cost reduction efforts.

Balance Sheet and Liquidity

On September 30, 2023, the Company had $36.4 million of total liquidity, consisting of consolidated cash and cash equivalents of $16.5 million (excluding $5.0 million of restricted cash) and $19.9 million of undrawn availability under its various credit facilities.

The Company’s total debt as of September 30, 2023 was $301.1 million as compared to $285.9 million as of fiscal year end 2022. The Company’s net debt (total debt less cash and cash equivalents), a non-GAAP financial measure, was $279.6 million at September 30, 2023.

On November 7, 2023, the Company had $39.5 million of total liquidity, consisting of consolidated cash and cash equivalents of $25.5 million (excluding $5.0 million of restricted cash) and approximately $14.0 million of undrawn availability under its various credit facilities.

Non-GAAP Financial Measures

The non-GAAP financial measures in this earnings release are provided to enable investors, analysts and management to evaluate TEAM’s performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. These measures should be used in addition to, and not in lieu of, results prepared in conformity with generally accepted accounting principles (“GAAP”). A reconciliation of each of the non-GAAP financial measures to the most directly comparable historical GAAP financial measure is contained in the accompanying schedules for each of the fiscal periods indicated.

About Team, Inc.

Headquartered in Sugar Land, Texas, Team, Inc. (NYSE: TISI) is a global, leading provider of specialty industrial services offering clients access to a full suite of conventional, specialized, and proprietary mechanical, heat-treating, and inspection services. We deploy conventional to highly specialized inspection, condition assessment, maintenance, and repair services that result in greater safety, reliability, and operational efficiency for our client’s most critical assets. Through locations in more than 20 countries, we unite the delivery of technological innovation with over a century of progressive, yet proven integrity and reliability management expertise to fuel a better tomorrow. For more information, please visit www.teaminc.com.

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995. We have made reasonable efforts to ensure that the information, assumptions, and beliefs upon which this forward-looking information is based are current, reasonable, and complete. However, such forward-looking statements involve estimates, assumptions, judgments, and uncertainties. They include but are not limited to statements regarding the Company’s financial prospects and the implementation of cost saving measures. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Although it is not possible to identify all of these factors, they include, among others, the Company’s ability to continue as a going concern; the Company’s ability to execute on its cost management actions; the Company’s ability to generate sufficient cash from operations, access its credit facility, or maintain its compliance with covenants under its credit facility and debt agreement; the Company’s ability to manage inflationary pressures on its operating costs; the Company’s ability to successfully divest assets on terms that are favorable to the Company; the Company’s ability to repay, refinance or restructure its debt and the debt of certain of its subsidiaries; anticipated or expected purchases or sales of assets; negative market conditions, including from the lingering impact of widespread public health crises, epidemics and pandemics, threats of domestic and global economic recession and future economic uncertainties, particularly in industries in which we are heavily dependent; seasonal and other variation, such as severe weather conditions (including conditions influenced by climate change) and the nature of the Company’s clients’ industry; the Company’s ability to expand into new markets (including low carbon energy transition) and attract clients in new industries may be limited due to its competition’s breadth of service offerings and intellectual property; the Company’s significant debt and high leverage which could have a negative impact on its financing options, liquidity position and ability to manage increases in interest rates; the Company’s ability to access capital and liquidity provided by the financial and capital markets; the timing of new client contracts and termination of existing contracts may result in unpredictable fluctuations in the Company’s cash flows and financial results; the risk of non-payment and/or delays in payment of receivables from the Company’s clients; the Company may not be able to continue to meet the New York Stock Exchange’s (“NYSE”) continued listing requirements and rules, and the NYSE may delist the Company’s common stock, which could negatively affect the Company, the price of the Company’s common stock and its shareholders’ ability to sell the Company’s common stock; the Company’s financial forecasts being based upon estimates and assumptions that may materially differ from actual results; the Company’s incurrence of liabilities and suffering of negative financial or reputational impacts relating to occupational health and safety matters; changes in laws or regulations in the local jurisdictions that the Company conducts its business; the outcome of tax examinations; changes in tax laws, and other tax matters; foreign currency exchange rate and interest rate fluctuations; the inherently uncertain outcome of current and future litigation; failure to maintain effective internal controls and the resulting inability to report its financial results accurately or timely or prevent or detect fraud; acts of terrorism, war or political or civil unrest in the U.S. or elsewhere, changes in laws and regulations, or the imposition of economic or trade sanctions affecting international commercial transactions and such known factors as are detailed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein, including statement regarding the Company’s financial prospects and the implementation of cost saving measures, will occur or that objectives will be achieved. We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the Company, whether as a result of new information, future events or otherwise, except as may be required by law.
Contact:
Nelson M. Haight
Executive Vice President, Chief Financial Officer
(281) 388-5521
###

TEAM, INC. AND SUBSIDIARIES
SUMMARY OF CONSOLIDATED OPERATING RESULTS
(unaudited, in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022

Revenues	$206,715	$218,339	$648,484	$628,917
Operating expenses	153,928	162,322	487,779	479,656
Gross margin	52,787	56,017	160,705	149,261
Selling, general, and administrative expenses	54,045	57,746	165,113	184,174
Restructuring and other related charges, net	—	—	—	16
Operating loss	(1,258)	(1,729)	(4,408)	(34,929)
Interest expense, net	(10,067)	(26,653)	(43,499)	(63,708)
Loss on debt extinguishment	(3)	—	(1,585)	—
Other income, net	266	3,227	914	9,664
Loss before income taxes	(11,062)	(25,155)	(48,578)	(88,973)
Less: Provision for income taxes	(1,072)	(1,465)	(4,020)	(4,182)
Net loss from continuing operations	(12,134)	(26,620)	(52,598)	(93,155)
Net income from discontinued operations	—	3,747	—	16,268
Net loss	$(12,134)	$(22,873)	$(52,598)	$(76,887)
Basic net loss per common share:
Loss from continuing operations	(2.78)	(6.16)	(12.07)	(22.51)
Income from discontinued operations	—	0.87	—	3.93
Total	$(2.78)	$(5.29)	$(12.07)	$(18.58)

Weighted-average number of shares outstanding:
Basic	4,368	4,322	4,358	4,139

TEAM, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED BALANCE SHEET INFORMATION
(in thousands)

	September 30,	December 31,
	2023	2022
	(unaudited)

Cash and cash equivalents	$21,483	$58,075

Other current assets	291,353	289,478

Property, plant, and equipment, net	127,714	138,099

Other non-current assets	120,904	130,993

Total assets	$561,454	$616,645

Current portion of long-term debt and finance lease obligations	$5,302	$280,993

Other current liabilities	153,770	167,871

Long-term debt and finance lease obligations, net of current maturities	295,778	4,942

Other non-current liabilities	41,989	45,079

Stockholders’ equity	64,615	117,760

Total liabilities and stockholders’ equity	$561,454	$616,645

TEAM INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED CASH FLOW INFORMATION[1]
(unaudited, in thousands)

	Nine Months Ended September 30,
	2023	2022[1]

Net loss	$(52,598)	$(76,887)

Depreciation and amortization expense	28,481	28,591

Loss on debt extinguishment	1,585	—

Amortization of debt issuance costs, debt discounts and deferred financing costs	16,926	25,666

Deferred income taxes	986	382

Non-cash compensation cost	859	571

Write-off of deferred loan costs	—	2,748

Write-off of software cost	629	—

Working Capital and Other	(18,937)	(27,436)

Net cash used in operating activities	(22,069)	(46,365)

Capital expenditures	(7,433)	(21,002)

Proceeds from disposal of assets	414	7,165

Net cash used in investing activities	(7,019)	(13,837)

Borrowings under ABL Facilities, net	10,999	67,816

Borrowings under ME/RE Loans, net	26,551	—

Payment under APSC Term Loan	(37,092)	—

Payments under Convertible Debt	(41,161)	—

Borrowings under Corre Incremental Term Loans	42,500	—

Payments for debt issuance costs	(8,446)	(13,609)

Issuance of common stock, net of issuance costs	—	9,696

Other	(746)	(615)

Net cash provided by (used in) financing activities	(7,395)	63,288

Effect of exchange rate changes	(109)	(1,373)

Net change in cash and cash equivalents	$(36,592)	$1,713

1        Consolidated statement of cash flow for 2022 includes cash flows from discontinued operations.

TEAM, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenues
IHT	$103,857	$110,312	$322,426	$320,033
MS	102,858	108,027	326,058	308,884
	$206,715	$218,339	$648,484	$628,917

Operating income (loss)
IHT	$6,412	$7,390	$17,683	$13,038
MS	6,482	7,655	22,395	15,152
Corporate and shared support services	(14,152)	(16,774)	(44,486)	(63,119)
	$(1,258)	$(1,729)	$(4,408)	$(34,929)

Segment Adjusted EBIT[1]
IHT	$6,607	$7,540	$18,911	$13,230
MS	6,769	7,690	23,057	15,241
Corporate and shared support services	(11,877)	(14,208)	(38,529)	(46,528)
	$1,499	$1,022	$3,439	$(18,057)

Segment Adjusted EBITDA[1]
IHT	$9,755	$10,562	$28,301	$22,602
MS	11,425	12,394	37,170	29,463
Corporate and shared support services	(10,053)	(12,318)	(32,692)	(42,102)
	$11,127	$10,638	$32,779	$9,963

___________________
1    See the accompanying reconciliation of non-GAAP financial measures at the end of this earnings release.

TEAM, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(Unaudited)

The Company uses supplemental non-GAAP financial measures which are derived from the consolidated financial information, including adjusted net income (loss); adjusted net income (loss) per share; earnings before interest and taxes (“EBIT”); Adjusted EBIT; adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”) and free cash flow to supplement financial information presented on a GAAP basis.
The Company defines adjusted net income (loss) and adjusted net income (loss) per share to exclude the following items: non-routine legal costs and settlements, non-routine professional fees, restructuring charges, loss on debt extinguishment, certain severance charges, and certain other items that we believe are not indicative of core operating activities. Consolidated Adjusted EBIT, as defined by us, excludes the costs excluded from adjusted net income (loss) as well as income tax expense (benefit), interest charges, foreign currency (gain) loss, and items of other (income) expense. Consolidated Adjusted EBITDA further excludes from consolidated Adjusted EBIT depreciation, amortization and non-cash share-based compensation costs. Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by total revenue. Segment Adjusted EBIT is equal to segment operating income (loss) excluding costs associated with non-routine legal costs and settlements, non-routine professional fees, loss on debt extinguishment, certain severance charges, and certain other items as determined by management. Segment Adjusted EBITDA further excludes from segment Adjusted EBIT depreciation, amortization, and non-cash share-based compensation costs. Free cash flow is defined as net cash provided by (used in) operating activities minus capital expenditures. Net debt is defined as the sum of the current and long-term portions of debt, including finance lease obligations, less cash and cash equivalents.
Management believes these non-GAAP financial measures are useful to both management and investors in their analysis of our financial position and results of operations. In particular, adjusted net income (loss), adjusted net income (loss) per share, consolidated Adjusted EBIT, and consolidated Adjusted EBITDA are meaningful measures of performance that are commonly used by industry analysts, investors, lenders, and rating agencies to analyze operating performance in our industry, perform analytical comparisons, benchmark performance between periods, and measure our performance against externally communicated targets. Our segment Adjusted EBIT and segment Adjusted EBITDA are also used as a basis for the chief operating decision maker to evaluate the performance of our reportable segments. Free cash flow is used by our management and investors to analyze our ability to service and repay debt and return value directly to stakeholders.
Non-GAAP financial measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings and operating income. These measures should not be considered substitutes for their most directly comparable U.S. GAAP financial measures and should be read only in conjunction with financial information presented on a GAAP basis. Further, our non-GAAP financial measures may not be comparable to similarly titled measures of other companies who may calculate non-GAAP financial measures differently, limiting the usefulness of those measures for comparative purposes. The liquidity measure of free cash flow does not represent a precise calculation of residual cash flow available for discretionary expenditures. Reconciliations of each non-GAAP financial measure to its most directly comparable GAAP financial measure are presented below.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Adjusted Net Loss:
Net loss	$(12,134)	$(26,620)	$(52,598)	$(93,155)
Professional fees and other[1]	1,452	539	5,820	10,576
Write-off of software cost	629	—	629	—
Legal costs[2]	650	1,543	850	3,271
Severance charges, net[3]	655	670	1,177	3,028
Natural disaster insurance recovery	—	—	—	(872)
Loss on debt extinguishment	3	—	1,585	—
Tax impact of adjustments and other net tax items[4]	(37)	(24)	(122)	(31)
Adjusted Net Loss	$(8,782)	$(23,892)	$(42,659)	$(77,183)

Adjusted Net Loss per common share:
Basic	$(2.01)	$(5.53)	$(9.79)	$(18.65)

Consolidated Adjusted EBIT and Adjusted EBITDA:
Net loss	$(12,134)	$(26,620)	$(52,598)	$(93,155)
Provision for income taxes	1,072	1,465	4,020	4,182
Loss (gain) on equipment sale	10	(786)	(286)	(4,269)
Interest expense, net	10,067	26,653	43,499	63,708
Professional fees and other[1]	1,452	539	5,820	10,576
Write-off of software cost	629	—	629	—
Legal costs[2]	650	1,543	850	3,271
Severance charges, net[3]	655	670	1,177	3,028
Foreign currency gain	(742)	(2,264)	(776)	(3,955)
Pension credit[5]	(163)	(178)	(481)	(571)
Natural disaster insurance recovery	—	—	—	(872)
Loss on debt extinguishment	3	—	1,585	—
Consolidated Adjusted EBIT	1,499	1,022	3,439	(18,057)
Depreciation and amortization
Amount included in operating expenses	3,613	3,771	11,026	11,843
Amount included in SG&A expenses	5,783	5,216	17,455	15,607
Total depreciation and amortization	9,396	8,987	28,481	27,450
Non-cash share-based compensation costs	232	629	859	570
Consolidated Adjusted EBITDA	$11,127	$10,638	$32,779	$9,963

Free Cash Flow:
Cash provided by (used in) operating activities	$1,548	$5,913	$(22,069)	$(50,573)
Capital expenditures	(2,360)	(5,883)	(7,433)	(17,299)
Free Cash Flow	$(812)	$30	$(29,502)	$(67,872)
____________________________________
1    For the three and nine months ended September 30, 2023, includes $1.5 million and $4.7 million, respectively related to debt financing, and $0 and $1.1 million, respectively, related to lease extinguishment charges and other project costs. For the three and nine months ended September 30, 2022, includes $0.5 million and $10.5 million, respectively, related to costs associated with the debt financing and corporate support costs.
2    Primarily relates to accrued legal matters and legal fees.
3    For the three and nine months ended September 30, 2023, primarily related to customary severance costs associated with staff reductions across multiple departments. For the three months ended September 30, 2022, primarily related to customary severance costs associated with staff reductions across multiple corporate departments. For the nine months ended September 30, 2022 includes $1.3 million related to customary severance costs associated with executive departures and $1.7 million associated with severance across multiple corporate departments.
4     Represents the tax effect of the adjustments.
5    Represents pension credits for the U.K. pension plan based on the difference between the expected return on plan assets and the cost of the discounted pension liability. The pension plan was frozen in 1994 and no new participants have been added since that date. Accruals for future benefits ceased in connection with a plan curtailment in 2013.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Continued)
(unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

Segment Adjusted EBIT and Adjusted EBITDA:

IHT
Operating income	$6,412	$7,390	$17,683	$13,038
Severance charges, net[1]	195	150	400	192
Professional fees and other	—	—	828	—
Adjusted EBIT	6,607	7,540	18,911	13,230
Depreciation and amortization	3,148	3,022	9,390	9,372
Adjusted EBITDA	$9,755	$10,562	$28,301	$22,602

MS
Operating income	$6,482	$7,655	$22,395	$15,152
Severance charges, net[1]	287	35	595	89
Professional fees and other	—	—	67	—
Adjusted EBIT	6,769	7,690	23,057	15,241
Depreciation and amortization	4,656	4,704	14,113	14,222
Adjusted EBITDA	$11,425	$12,394	$37,170	$29,463

Corporate and shared support services
Net loss	$(25,028)	$(41,665)	$(92,676)	$(121,345)
Provision for income taxes	1,072	1,465	4,020	4,182
Loss (gain) on equipment sale	10	(786)	(286)	(4,269)
Interest expense, net	10,067	26,653	43,499	63,708
Foreign currency gain	(742)	(2,264)	(776)	(3,955)
Pension credit[2]	(163)	(178)	(481)	(571)
Professional fees and other[3]	1,452	539	4,925	10,576
Write-off of software cost	629	—	629	—
Legal costs[4]	650	1,543	850	3,271
Severance charges, net[1]	173	485	182	2,747
Loss on debt extinguishment	3	—	1,585	—
Natural disaster insurance recovery	—	—	—	(872)
Adjusted EBIT	(11,877)	(14,208)	(38,529)	(46,528)
Depreciation and amortization	1,592	1,261	4,978	3,856
Non-cash share-based compensation costs	232	629	859	570
Adjusted EBITDA	$(10,053)	$(12,318)	$(32,692)	$(42,102)
___________________
1    For the three and nine months ended September 30, 2023, primarily related to customary severance costs associated with staff reductions across multiple departments. For the three months ended September 30, 2022, primarily related to customary severance costs associated with staff reductions across multiple corporate departments. For the nine months ended September 30, 2022 includes $1.3 million related to customary severance costs associated with executive departures and $1.7 million associated with severance across multiple corporate departments.
2    Represents pension credits for the U.K. pension plan based on the difference between the expected return on plan assets and the cost of the discounted pension liability. The pension plan was frozen in 1994 and no new participants have been added since that date. Accruals for future benefits ceased in connection with a plan curtailment in 2013.
3    For the three and nine months ended September 30, 2023, includes $1.5 million and $4.7 million, respectively related to debt financing, and $0 and $1.1 million, respectively, related to lease extinguishment charges and other project costs. For the three and nine months ended September 30, 2022, includes $0.5 million and $10.5 million, respectively, related to costs associated with the debt financing and corporate support costs.
4    Primarily relates to accrued legal matters and legal fees.